INDEPENDENT AUDITOR'S CONSENT



The Board of Directors
Central Illinois Financial Co., Inc.:

We consent to incorporation by reference in the registration statements No. 33-94096 and No. 333-27797 on Form S-8 of BankIllinois Financial Corporation (formerly Central Illinois Financial Co., Inc.) of our report dated March 1, 1996, relating to the consolidated statements of income, changes in stockholders' equity, and cash flows of BankIllinois Financial Corporation and subsidiaries for the year ended December 31,1995, which report appears in the December 31, 1997 annual report on Form 10-K of BankIllinois Financial Corporation.

KPMG Peat Marwick, LLP



St. Louis, Missouri
March 27, 1998